Exhibit (h) i.a1

AMENDMENT NO. 1 TO

PARTICIPATION AGREEMENT

The Participation Agreement (the “Agreement”), dated as of April 30, 2004, as amended, by and among AIM Variable Insurance Funds, a Delaware trust; A I M Distributors, Inc., a Delaware corporation; and Massachusetts Mutual Life Insurance Company, a Massachusetts life insurance company, is hereby amended as follows:

WHEREAS, on March 31, 2008, A I M Distributors, Inc. was renamed Invesco Aim Distributors, Inc. All references to A I M Distributors, Inc. will hereby be deleted and replaced with Invesco Aim Distributors, Inc.; and

Schedule A of the Agreement is hereby deleted in its entirety and replaced with the following:

SCHEDULE A

FUNDS AVAILABLE UNDER THE CONTRACTS

Series I and II shares

AIM V.I. Financial Services Fund

AIM V.I. Global Health Care Fund

AIM V.I. Technology Fund

SEPARATE ACCOUNTS UTILIZING THE FUNDS

•	Massachusetts Mutual Variable Life Separate Account 1

•	Massachusetts Mutual Variable Annuity Separate Account 4

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All other terms and provisions of the Agreement not amended herein shall remain in full force and effect.

Effective date: July 1, 2008

AIM VARIABLE INSURANCE FUNDS

Attest:	/s/ Peter Davidson	By:	/s/ John M. Zerr
Name:	Peter Davidson	Name:	John M. Zerr
Title:	Assistant Secretary	Title:	Senior Vice President

INVESCO AIM DISTRIBUTORS, INC.

Attest:	/s/ Peter Davidson	By:	/s/ John S. Cooper
Name:	Peter Davidson	Name:	John S. Cooper
Title:	Assistant Secretary	Title:	President

MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY

Attest:	/s/ Andrea Boblas	By:	/s/ Ellen Dziura
Name:	Andrea Boblas	Name:	Ellen Dziura
Title:	Senior Paralegal	Title:	Vice President

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